EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

APEX Tech Acquisition Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 12, 2025, except for the matters described in Notes 1, 3, 4, 5, 6, 7, and 9, as to which the date is January 23, 2026, relating to the financial statements of APEX Tech Acquisition Inc., appearing in the Registration Statement on Form S-1 (File No. 333-291936).

We further consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Rowland Heights, California

February 25, 2026